Exhibit 10.11

Amendment No. 1 to:

Riverwood Holding, Inc. Stock Incentive Plan

Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan

Riverwood Holding, Inc. 2002 Stock Incentive Plan

1.  Purpose of the Amendment.  Riverwood Holding Inc. (“Riverwood”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 25, 2003, with Riverwood Acquisition SUB LLC and Graphic Packaging International Corporation (“Graphic”). Pursuant to the Merger Agreement, Graphic will become a wholly owned subsidiary of Riverwood at the time that certificates of merger are duly filed with the Delaware Secretary of State and the Colorado Secretary of State or at such subsequent time as Riverwood and Graphic shall agree and as shall be specified in the certificates of merger (such date and time the merger becomes effective being the “Effective Time”). In connection with the merger, Riverwood has agreed to amend the Riverwood Holding, Inc. Stock Incentive Plan, the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, and the Riverwood Holding, Inc. 2002 Stock Incentive Plan (collectively, the “Plans”) to preclude the grant of any award under the Plans after the Effective Time.

2.  Amendment.  No further awards may be granted under the Plans after the Effective Time.